Exhibit 99.1

Suffolk Bancorp Reports Fourth Quarter and Full Year 2015 Results

Fourth Quarter and Full Year 2015 Highlights

  Core net income increased by 15.0% to $4.7 million versus fourth quarter 2014 and increased by 30.2% to $17.8 million versus full year 2014
  Total loans outstanding increased by 6.9% versus third quarter 2015 and 22.9% versus fourth quarter 2014
  Demand deposits, representing 44% of total deposits at December 31, 2015, increased by 15.3% versus fourth quarter 2014
  Non-accrual loans decreased to 0.33% of total loans at December 31, 2015 versus 0.96% at the comparable 2014 date
  Tangible book value per share increased by 6.9% to $16.47 at December 31, 2015 versus comparable 2014 date

RIVERHEAD, N.Y.--(BUSINESS WIRE)--January 28, 2016--Suffolk Bancorp (the “Company”) (NYSE:SCNB), parent company of Suffolk County National Bank (the “Bank”), today reported net income of $3.6 million, or $0.31 per diluted common share, for the fourth quarter of 2015 compared to $4.1 million, or $0.35 per diluted common share, a year ago. Fourth quarter 2015 net income, excluding the after-tax impact of the previously reported systems conversion expense of $1.4 million to terminate existing technology contracts, would have been $4.7 million or $0.40 per diluted common share.

For the year ended December 31, 2015, the Company recorded net income of $17.7 million, or $1.49 per diluted common share, versus $15.3 million, or $1.31 per diluted common share for the comparable 2014 full year period. Excluding the after-tax impact of the fourth quarter $1.4 million systems conversion expense to terminate existing technology contracts, net income for the year ended December 31, 2015 would have been $18.8 million or $1.59 per diluted common share.

President & CEO Howard C. Bluver stated: “I am pleased to report another excellent quarter. The successful expansion strategies we have put in place over the last several years are clearly translating into both impressive growth and strong financial results.

“First, our lending businesses continue to perform exceedingly well. Linked-quarter growth in our total loan portfolio was approximately $107 million, from $1.560 billion at September 30, 2015 to $1.666 billion at December 31, 2015, a 6.9% increase. Total loans at the end of 2015 represented a 22.9% increase from the end of 2014. The quarter’s loan growth was also well diversified among all our major product lines, and reflected strong performance by lending teams situated in both our traditional markets in Suffolk County and our expansion markets in Nassau County and New York City. It is very gratifying to see that our core growth strategy of protecting and enhancing our traditional markets on the east end of Long Island while simultaneously expanding west is working exactly as envisioned. Both markets are contributing substantially to our results.

“We are also pleased to report that our loan pipeline continues to be robust and we remain optimistic about the prospects for continued strong loan growth as we move into early 2016. The markets we are expanding into are attractive from a demographic standpoint, have an abundance of the small and middle market businesses that are our lifeblood, and are very well known to our senior management team. In addition, because the areas we are expanding into are large and growing, acquiring even modest amounts of market share can have a meaningful impact on our growth trends, given our relatively small size compared to many of our larger competitors.

“Second, while linked-quarter deposit levels in the fourth quarter reflected the usual seasonality that is inherent in many of our markets, particularly in the Hamptons on the east end of Long Island, year over year growth in deposit levels was strong. Total deposits were $1.781 billion at December 31, 2015, compared to $1.556 billion at December 31, 2014, an increase of $225 million, or 14.4%. Even more impressive, 46% of total deposit growth in 2015 came from increases in non-interest bearing demand deposits, which grew $104 million during the year, from $684 million on December 31, 2014 to $788 million on December 31, 2015, a 15.3% increase. At the end of 2015, 44% of our total deposits were demand deposits, resulting in an extraordinarily low fourth quarter cost of funds of 21 basis points and an attractive fourth quarter core net interest margin of 3.82%.

“Our attractive funding profile continues to prove that the core deposit franchise we have built over 125 years is unique in our marketplace and gives us a significant competitive advantage. At the end of 2015, core deposits, consisting of demand, N.O.W., savings and money market accounts, represented 87% of total deposits. The ability to establish new customer relationships, provide superior customer service and focus on low funding costs is a top priority for both our retail and lending teams and is something we have benefitted from throughout all interest rate cycles over many decades. We continue to maintain a moderately asset sensitive balance sheet so that, over time, we will see positive earnings leverage as interest rates rise and the yields on our relatively short duration assets grow faster than the costs of our deposit liabilities.”

Mr. Bluver continued: “Third, credit quality remains strong and improved dramatically both in the fourth quarter and throughout 2015. Total non-accrual loans at December 31, 2015 were $5.5 million, or 0.33% of total loans, compared to $7.5 million, or 0.48% of total loans at September 30, 2015 and $13 million, or 0.96% of total loans, at the end of 2014. All other key credit metrics remain solid. Early delinquencies (30-89 days past due), which we manage aggressively as a harbinger of future credit issues, remain extremely low at $1.0 million, or 0.06% of total loans. Given the continuous improvement we have seen in our credit profile, we believe we are well reserved. Our allowance for loan losses, which includes net recoveries of $370 thousand in the fourth quarter, was $20.7 million at December 31, 2015, or 1.24% of total loans and 374% of total non-accrual loans.

“It is also important to emphasize that maintaining a strong credit profile is an inherent part of our culture and the highest priority for our Company. We are well aware that many banking industry analysts, as well as regulators, have recently become concerned that underwriting standards are deteriorating as the recession from several years ago fades from memory and the competitive environment under which the industry is currently operating has never been more fierce. The banking industry’s sometimes desperate chase for yield in a low interest rate environment does not help. We deal with these realities in our marketplace every day. Nevertheless, our senior management team is experienced enough to understand that economic cycles come and go, and vigilance in credit standards must remain in place no matter what the current economic conditions are. As a result, our lending and credit teams work closely together every day to manage risk and ensure that compromises on credit quality are simply not made.

“Finally, we continue to be vigilant in controlling operating expenses, while also making smart investments that will generate both revenue increases and operating efficiencies over time. In that regard, on December 23, 2015, we announced the execution of final agreements with Fiserv, Inc. pursuant to which we will convert our core operating system and many ancillary products and services to Fiserv’s Premier suite of products and services. In connection with that core conversion, we recorded a $1.4 million systems conversion expense in the fourth quarter, largely for payments to terminate existing contracts with the provider of our current core system and other vendors and service providers.

“This core technology conversion, which has been carefully planned over the last two years, is a prime example of making smart investments for the future. Like many community banks, we have, over many decades, layered numerous products and services on top of our core system, creating a complex technology environment that is slow, difficult to manage, and has made introducing new products and services challenging and inefficient. Once we convert to the new system, which we expect to complete in the second quarter of this year, we will be able to replace numerous vendors and service providers with a single vendor that will integrate and support all delivery channels with a much higher level of automation. As a result, we believe we will benefit over time from a financial standpoint, since future expense levels for data processing, software maintenance, equipment expense and depreciation will be positively impacted.”

Performance and Other Highlights

  Asset Quality – Total non-accrual loans were $5.5 million or 0.33% of loans outstanding at December 31, 2015 versus $13.0 million or 0.96% of loans outstanding at December 31, 2014. Total accruing loans delinquent 30 days or more were 0.06% of loans outstanding at December 31, 2015 as compared to 0.10% of loans outstanding at December 31, 2014. The Company recorded net loan recoveries of $370 thousand in the fourth quarter of 2015 versus net loan charge-offs of $86 thousand in the third quarter of 2015 and net loan recoveries of $150 thousand in the fourth quarter of 2014. The allowance for loan losses totaled $20.7 million at December 31, 2015 versus $19.2 million at December 31, 2014, representing 1.24% and 1.42% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans was 374% and 148% at December 31, 2015 and 2014, respectively. The Company held no other real estate owned (“OREO”) during any of the reported periods.
  Capital Strength – The Company’s capital ratios continue to exceed all regulatory requirements. The Company’s tier 1 leverage ratio was 9.77% at December 31, 2015 versus 10.04% at December 31, 2014. The Company’s total risk-based capital ratio was 12.89% at December 31, 2015 as compared to 13.35% at December 31, 2014. The Company’s tangible common equity to tangible assets ratio (“TCE ratio”) was 8.98% at December 31, 2015 versus 9.50% at December 31, 2014.
  Core Deposits – Core deposits, consisting of demand, N.O.W., savings and money market accounts, totaled $1.6 billion at December 31, 2015 versus $1.3 billion at December 31, 2014. Core deposits represented 87% and 86% of total deposits at December 31, 2015 and 2014, respectively. Demand deposits were $788 million at December 31, 2015, an increase of 15.3% from $684 million at December 31, 2014. Demand deposits represented 44% of total deposits at December 31, 2015 and 2014.
  Loans – Loans outstanding at December 31, 2015 increased by $311 million, or 22.9%, to $1.67 billion when compared to December 31, 2014.
  Net Interest Margin – Net interest margin was 3.84% in the fourth quarter of 2015 versus 3.89% in the third quarter of 2015 and 3.96% in the fourth quarter of 2014. Adjusting for the impact of net non-accrual interest received in each period, the Company’s core net interest margin was 3.82% in the fourth quarter of 2015 as compared to 3.85% in the third quarter of 2015 and 3.96% in the fourth quarter of 2014. The average cost of funds was 0.21% in the fourth quarter of 2015 versus 0.18% in the third quarter of 2015 and 0.15% in the fourth quarter of 2014.
  Performance Ratios – Return on average assets and return on average common stockholders’ equity were 0.69% and 7.33%, respectively, in the fourth quarter of 2015 versus 0.97% and 10.15%, respectively, in the third quarter of 2015, and 0.88% and 8.73%, respectively, in the fourth quarter of 2014. Excluding the impact of the fourth quarter $1.4 million systems conversion expense, return on average assets and return on average common stockholders’ equity would have been 0.90% and 9.51%, respectively, in the fourth quarter of 2015.

Earnings Summary for the Quarter Ended December 31, 2015

The Company recorded net income of $3.6 million during the fourth quarter of 2015 versus $4.1 million in the comparable quarter a year ago. The 10.6% decline in fourth quarter 2015 net income resulted from a $1.3 million increase in total operating expenses principally as a result of the $1.4 million systems conversion expense to terminate existing technology contracts, and a $554 thousand reduction in non-interest income. In addition, the Company’s effective tax rate increased to 24.8% in 2015 from 14.5% a year ago. Partially offsetting these negative factors was a $1.7 million increase in net interest income and a $250 thousand decrease in the provision for loan losses in 2015 versus 2014.

The $1.7 million or 10.4% improvement in fourth quarter 2015 net interest income resulted from a $209 million (12.2%) increase in average total interest-earning assets. Partially offsetting the earning asset growth was a 12 basis point decline in the Company’s net interest margin to 3.84% in 2015 from 3.96% in 2014. The Company’s fourth quarter 2015 average total interest-earning asset yield was 4.05% versus 4.11% in the comparable 2014 quarterly period. The decrease in the interest-earning asset yield in 2015 resulted from a 13 basis point decline in the average loan yield to 4.17% in 2015, partially offset by an improvement in the interest-earning asset mix to 83% loans in 2015 from 77% in the comparable 2014 period. Adjusting for the impact of net non-accrual interest received in each period, the Company’s core net interest margin was 3.82% in the fourth quarter of 2015 versus 3.96% in the fourth quarter of 2014. The Company’s average balance sheet mix continued to improve as average loans increased by $277 million (21.1%) versus fourth quarter 2014 and low-yielding overnight interest-bearing deposits and federal funds sold declined by $14 million (45.1%) during the same period. The average securities portfolio decreased by $56 million to $311 million in the fourth quarter of 2015 versus the comparable 2014 period. The average yield on the investment portfolio was 3.62% in the fourth quarter of 2015 versus 3.71% a year ago. At December 31, 2015, tax-exempt municipal securities, at 38%, made up the largest component of the Company’s investment portfolio. The available for sale securities portfolio had an unrealized pre-tax gain of $2.4 million and the entire securities portfolio had an estimated weighted average life of 4.3 years at December 31, 2015.

The Company’s average cost of total interest-bearing liabilities increased by 10 basis points to 0.37% in the fourth quarter of 2015 versus 0.27% in the fourth quarter of 2014. The Company’s total cost of funds, among the lowest in the industry, increased to 0.21% in the fourth quarter of 2015 versus 0.15% a year ago. Average core deposits increased $189 million (13.7%) to $1.6 billion during the fourth quarter of 2015 versus the comparable 2014 period, with average demand deposits representing 45% of fourth quarter 2015 average total deposits. Total deposits increased by $225 million or 14.4% to $1.8 billion at December 31, 2015 versus December 31, 2014. Core deposit balances, which represented 87% of total deposits at December 31, 2015, grew by $219 million or 16.4% during the same period. Average borrowings increased $20 million during the fourth quarter of 2015 compared to 2014 and were used, in part, to fund the growth in the Company’s loan portfolio. Total borrowings at December 31, 2015 were $165 million versus $130 million at the comparable 2014 date.

Total operating expenses increased by $1.3 million or 9.3% in the fourth quarter of 2015 versus 2014 principally as a result of the aforementioned $1.4 million systems conversion expense to terminate existing technology contracts as part of the Company’s planned core operating system conversion to the Fiserv Premier platform in the second quarter of 2016. Excluding this charge, total operating expenses declined by $161 thousand or 1.2% when compared to the fourth quarter of 2014 principally due to a $239 thousand reduction in employee compensation and benefits expense in 2015, reflecting lower expense levels for incentive compensation, pension, 401(k) and medical insurance in 2015. The Company’s core operating efficiency ratio improved to 65.2% in the fourth quarter of 2015 from 69.2% a year ago.

As a result of continued improvement in overall credit quality coupled with $370 thousand in net loan recoveries recorded in the fourth quarter of 2015, the Company did not record a fourth quarter provision for loan losses in 2015. The Company recorded a provision for loan losses of $250 thousand in the fourth quarter of 2014.

Non-interest income declined by $554 thousand or 21.5% in the fourth quarter of 2015 versus the comparable 2014 period. This reduction was due to several factors, most notably reductions in fiduciary fees (down $199 thousand), other operating income (down $185 thousand), service charges on deposits (down $124 thousand), other service charges, commissions and fees (down $49 thousand) and net gain on sale of securities available for sale (down $31 thousand). Fiduciary fees declined as a result of the Company’s decision to exit the wealth management market during the fourth quarter of 2014 through the sale of its wealth management business. Other operating income declined as the result of a $176 net gain recorded on the sale of the wealth management business in 2014. Deposit service charges declined due to reductions in overdraft fees and demand deposit account analysis charges in 2015. Somewhat offsetting these reductions was an increase in income from bank owned life insurance (up $37 thousand). Excluding the impact of the wealth management sale and associated fiduciary fee income in 2014 and the net gain on sale of securities in each period, non-interest income decreased by $148 thousand (6.8%) in 2015.

The Company recorded income tax expense of $1.2 million in the fourth quarter of 2015 resulting in an effective tax rate of 24.8% versus an income tax expense of $687 thousand and an effective tax rate of 14.5% in the comparable period a year ago. The increase in the 2015 effective tax rate resulted from growth in pre-tax income taxed at the 35% federal rate, coupled with a reduction in tax-exempt securities income versus the comparable 2014 period. In addition, the 2014 effective tax rate included a tax benefit resulting from changes in New York State tax law made in that period.

Earnings Summary for the Year Ended December 31, 2015

The Company recorded net income of $17.7 million during the full year ended December 31, 2015 versus $15.3 million in the comparable 2014 period. The 15.6% improvement in 2015 net income resulted principally from a $7.0 million increase in net interest income coupled with a $400 thousand decline in the provision for loan losses. Partially offsetting these positive factors was a $2.3 million reduction in non-interest income, an increase in total operating expenses of $535 thousand and a higher effective tax rate in 2015. Excluding the after-tax impact of the $1.4 million fourth quarter 2015 systems conversion expense, net income in 2015 would have been $18.8 million, an increase of 22.7% versus the 2014 full year period.

The $7.0 million or 11.2% improvement in 2015 net interest income resulted from a $206 million increase in average total interest-earning assets, offset in part by a nine basis point contraction of the Company’s net interest margin to 3.98% in 2015 from 4.07% in 2014. The Company’s full year 2015 average total interest-earning asset yield was 4.15% versus 4.23% in the comparable 2014 year-to-date period. A lower average yield on the Company’s loan portfolio in 2015 versus the comparable 2014 period, down 24 basis points to 4.30%, was the primary contributing factor in the reduction in the interest-earning asset yield. The Company’s average balance sheet mix continued to improve in 2015 as average loans increased by $284 million (23.8%) versus the 2014 full year and low-yielding overnight interest-bearing deposits, federal funds sold and securities purchased under agreements to resell declined by $27 million during the same period. The average securities portfolio decreased by $54 million to $337 million in 2015 versus 2014. The average yield on the investment portfolio was 3.71% in the 2015 period versus 3.73% a year ago.

The Company’s average cost of total interest-bearing liabilities increased by four basis points to 0.32% in 2015 versus 0.28% in the comparable 2014 period. The Company’s total cost of funds was 0.18% in 2015 versus 0.16% in 2014. Average core deposits increased by $140 million to $1.5 billion during 2015 versus the comparable 2014 period, with average demand deposits representing 44% of full year 2015 average total deposits. Average total deposits increased by $143 million or 9.2% to $1.7 billion during 2015 versus 2014. Average core deposit balances represented 86% of average total deposits during the 2015 period. Average borrowings increased by $62 million during 2015 compared to 2014 and represented 4.2% of total average funding during 2015.

Due to a combination of improved credit metrics coupled with $885 thousand in 2015 full year net loan recoveries, the Company’s provision for loan losses declined by $400 thousand in 2015 versus 2014.

Total operating expenses increased by $535 thousand in 2015 versus 2014 principally due to the $1.4 million fourth quarter 2015 systems conversion expense coupled with a $449 thousand branch consolidation expense credit recorded in 2014. Excluding the impact of these two items, total operating expenses would have declined by $1.4 million or 2.5% when compared to 2014. The net reduction in operating expenses, excluding these items, resulted from reductions in several categories, most notably employee compensation and benefits (down $1.1 million) and consulting and professional services (down $467 thousand). The Company’s core operating efficiency ratio improved to 64.9% in 2015 from 70.4% a year ago.

Non-interest income declined by $2.3 million or 21.2% in the 2015 full year period when compared to 2014. This reduction was due to several factors, most notably reductions in net gain on sale of premises and equipment (down $751 thousand), fiduciary fees (down $1.0 million), service charges on deposit accounts (down $639 thousand) and other service charges, commissions and fees (down $366 thousand). The reduction in net gain on sale of premises and equipment resulted from gains recorded in 2014 on the sale of two bank properties. Fiduciary fees declined as a result of the Company’s sale of its wealth management business in late 2014. Deposit service charges declined principally due to a reduction in overdraft and demand deposit account analysis fees in 2015. Other service charges, commissions and fees were lower than the comparable 2014 period primarily as the result of a reduction in income from the sale of investment products through the Company’s branch network. Partially offsetting the foregoing reductions in non-interest income were increases in net gain on sale of securities available for sale (up $300 thousand) and net gain on sale of portfolio loans (up $351 thousand).

The Company recorded income tax expense of $5.9 million in 2015 resulting in an effective tax rate of 25.0% versus an income tax expense of $3.7 million and an effective tax rate of 19.6% in the comparable period a year ago. The increase in the 2015 effective tax rate resulted from growth in pre-tax income taxed at the 35% federal rate, coupled with a reduction in tax-exempt income versus the comparable 2014 period. The 2014 effective tax rate also reflected a net tax benefit arising from changes in New York State tax law made in that period coupled with an adjustment related to stock-based compensation.

Asset Quality

Non-accrual loans totaled $5.5 million or 0.33% of loans outstanding at December 31, 2015 versus $13.0 million or 0.96% of total loans outstanding at December 31, 2014. The allowance for loan losses as a percentage of total non-accrual loans amounted to 374% and 148% at December 31, 2015 and 2014, respectively. Total accruing loans delinquent 30 days or more amounted to $1 million or 0.06% of loans outstanding at December 31, 2015 as compared to $1 million or 0.10% of loans outstanding at December 31, 2014.

Total criticized and classified loans were $21 million at December 31, 2015 versus $40 million at December 31, 2014. Criticized loans are those loans that are not classified but require some degree of heightened monitoring. Classified loans were $12 million at December 31, 2015 as compared to $30 million at December 31, 2014. The allowance for loan losses as a percentage of total classified loans was 170% and 64%, respectively, at the same dates.

At December 31, 2015, the Company had $12 million in troubled debt restructurings (“TDRs”), primarily consisting of commercial and industrial loans, commercial real estate loans and residential mortgages totaling $1 million, $4 million and $5 million, respectively. The Company had TDRs amounting to $20 million at December 31, 2014.

At December 31, 2015, the Company’s allowance for loan losses amounted to $20.7 million or 1.24% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.42% at December 31, 2014. The Company recorded net loan recoveries of $370 thousand in the fourth quarter of 2015 versus net loan charge-offs of $86 thousand in the third quarter of 2015 and net loan recoveries of $150 thousand in the fourth quarter of 2014. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, (0.09%) for the fourth quarter of 2015, 0.02% for the third quarter of 2015 and (0.05%) for the fourth quarter of 2014. The Company recorded net loan recoveries of $885 thousand in 2015 versus net loan recoveries of $937 thousand in 2014. As a percentage of average total loans outstanding, these amounts represented (0.06%) and (0.08%), respectively, in 2015 and 2014.

The Company held no OREO during any of the reported periods.

Capital

Total stockholders’ equity was $197 million at December 31, 2015 compared to $183 million at December 31, 2014. The increase in stockholders’ equity versus December 31, 2014 was due principally to net income recorded during 2015, net of dividends paid. The Company’s return on average common stockholders’ equity was 9.27% for the year ended December 31, 2015 versus 8.57% for the comparable 2014 period.

The Bank’s tier 1 leverage, common equity tier 1 risk-based, tier 1 risk-based and total risk-based capital ratios were 9.58%, 11.45%, 11.45% and 12.66%, respectively, at December 31, 2015. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital category.

The Company’s capital ratios also exceeded all regulatory requirements at December 31, 2015. The Company’s TCE ratio was 8.98% at December 31, 2015 versus 9.50% at December 31, 2014.

Corporate Information

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Bank has 27 branch offices in Nassau, Suffolk and Queens Counties, New York. For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures of the Company’s TCE ratio, tangible common equity, tangible assets, core net income, core FTE net interest income, core FTE net interest margin, core operating expenses, core non-interest income, core FTE non-interest income and core operating efficiency ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of core net income, core FTE net interest income and core FTE net interest margin for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the following tables. Such reconciliations for the TCE ratio, tangible common equity, tangible assets, core operating expenses, core non-interest income, core FTE non-interest income and core operating efficiency ratio are provided elsewhere herein.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2015	2014	2015	2014
CORE NET INCOME:
Net income, as reported	$3,637	$4,066	$17,687	$15,295

Adjustments:
Gain on sale of branch building and parking lot	-	-	-	(746)
Branch consolidation credits	-	-	-	(449)
Systems conversion expense	1,443	-	1,443	-
Net non-accrual interest adjustment	(75)	(9)	(1,248)	(798)
Total adjustments, before income taxes	1,368	(9)	195	(1,993)
Adjustment for reported effective income tax rate	340	(1)	49	(390)
Total adjustments, after income taxes	1,028	(8)	146	(1,603)

Core net income	$4,665	$4,058	$17,833	$13,692

	Three Months Ended December 31,				Years Ended December 31,
($ in thousands)	2015		2014		2015		2014
CORE NET INTEREST INCOME/MARGIN:
Net interest income/margin (FTE)	$18,618	3.84%	$17,086	3.96%	$73,093	3.98%	$66,405	4.07%

Net non-accrual interest adjustment	(75)	(0.02%)	(9)	0.00%	(1,248)	(0.07%)	(798)	(0.05%)

Core net interest income/margin (FTE)	$18,543	3.82%	$17,077	3.96%	$71,845	3.91%	$65,607	4.02%

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

Certain statements contained in this discussion are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified, that are beyond the Company’s control and that could cause future results to vary materially from the Company’s historical performance or from current expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: increased capital requirements mandated by the Company’s regulators; the Company’s ability to raise capital; competitive factors, including price competition; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations or changes in law, regulations or regulatory practices; the Company’s ability to attract and retain key management and staff; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; and the potential that net charge-offs are higher than expected or for increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands, except per share data)

	December 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents
Cash and non-interest-bearing deposits due from banks	$75,272	$41,140
Interest-bearing deposits due from banks	22,814	13,376
Federal funds sold	-	1,000
Total cash and cash equivalents	98,086	55,516
Interest-bearing time deposits in other banks	-	10,000
Federal Reserve and Federal Home Loan Bank stock and other investments	10,756	8,600
Investment securities:
Available for sale, at fair value	247,099	298,670
Held to maturity (fair value $63,272 and $64,796, respectively)	61,309	62,270
Total investment securities	308,408	360,940
Loans	1,666,447	1,355,427
Allowance for loan losses	20,685	19,200
Net loans	1,645,762	1,336,227
Loans held for sale	1,666	26,495
Premises and equipment, net	23,240	23,641
Bank owned life insurance	52,383	45,109
Deferred taxes	15,845	15,714
Accrued interest and loan fees receivable	5,859	5,676
Goodwill and other intangibles	2,864	2,991
Other assets	3,723	4,374
TOTAL ASSETS	$2,168,592	$1,895,283

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$787,944	$683,634
Savings, N.O.W. and money market deposits	768,036	653,667
Subtotal core deposits	1,555,980	1,337,301
Time deposits	224,643	218,759
Total deposits	1,780,623	1,556,060
Borrowings	165,000	130,000
Unfunded pension liability	6,428	6,303
Capital leases	4,395	4,511
Other liabilities	14,888	15,676
TOTAL LIABILITIES	1,971,334	1,712,550
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized;
issued 13,966,292 and 13,836,508, respectively,
at December 31, 2015 and 2014;
outstanding 11,800,554 and 11,670,770, respectively,
at December 31, 2015 and 2014)	34,916	34,591
Surplus	46,239	44,230
Retained earnings	130,093	116,169
Treasury stock at par (2,165,738 shares)	(5,414)	(5,414)
Accumulated other comprehensive loss, net of tax	(8,576)	(6,843)
TOTAL STOCKHOLDERS' EQUITY	197,258	182,733
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$2,168,592	$1,895,283

CONSOLIDATED STATEMENTS OF INCOME
(unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
INTEREST INCOME
Loans and loan fees	$16,552	$14,094	$62,914	$53,570
U.S. Government agency obligations	477	548	2,079	2,320
Obligations of states and political subdivisions	1,049	1,390	4,774	5,812
Collateralized mortgage obligations	86	188	593	860
Mortgage-backed securities	438	461	1,767	1,936
Corporate bonds	132	38	311	253
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	12	27	62	150
Dividends	59	37	280	152
Total interest income	18,805	16,783	72,780	65,053
INTEREST EXPENSE
Savings, N.O.W. and money market deposits	477	292	1,383	1,162
Time deposits	379	305	1,422	1,309
Borrowings	132	41	442	48
Total interest expense	988	638	3,247	2,519
Net interest income	17,817	16,145	69,533	62,534
Provision for loan losses	-	250	600	1,000
Net interest income after provision for loan losses	17,817	15,895	68,933	61,534
NON-INTEREST INCOME
Service charges on deposit accounts	723	847	3,042	3,681
Other service charges, commissions and fees	686	735	2,718	3,084
Fiduciary fees	-	199	-	1,023
Net gain on sale of securities available for sale	-	31	319	19
Net gain on sale of portfolio loans	-	-	568	217
Net gain on sale of mortgage loans originated for sale	66	69	356	283
Net gain on sale of premises and equipment	-	-	-	751
Income from bank owned life insurance	356	319	1,274	1,355
Other operating income	195	380	317	487
Total non-interest income	2,026	2,580	8,594	10,900
OPERATING EXPENSES
Employee compensation and benefits	8,344	8,583	33,446	34,560
Occupancy expense	1,439	1,394	5,675	5,535
Equipment expense	437	429	1,636	1,730
Consulting and professional services	668	743	2,159	2,626
FDIC assessment	280	294	1,082	1,031
Data processing	533	523	2,123	2,204
Branch consolidation credits	-	-	-	(449)
Nonrecurring project costs	1,443	-	1,443	-
Other operating expenses	1,860	1,756	6,390	6,182
Total operating expenses	15,004	13,722	53,954	53,419
Income before income tax expense	4,839	4,753	23,573	19,015
Income tax expense	1,202	687	5,886	3,720
NET INCOME	$3,637	$4,066	$17,687	$15,295

EARNINGS PER COMMON SHARE - BASIC	$0.31	$0.35	$1.50	$1.32
EARNINGS PER COMMON SHARE - DILUTED	$0.31	$0.35	$1.49	$1.31

CONSOLIDATED STATEMENTS OF INCOME
QUARTERLY TREND
(unaudited, dollars in thousands, except per share data)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
INTEREST INCOME
Loans and loan fees	$16,552	$15,798	$15,995	$14,569	$14,094
U.S. Government agency obligations	477	530	531	541	548
Obligations of states and political subdivisions	1,049	1,114	1,276	1,335	1,390
Collateralized mortgage obligations	86	149	176	182	188
Mortgage-backed securities	438	441	443	445	461
Corporate bonds	132	96	45	38	38
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	12	7	20	23	27
Dividends	59	71	90	60	37
Total interest income	18,805	18,206	18,576	17,193	16,783
INTEREST EXPENSE
Savings, N.O.W. and money market deposits	477	338	294	274	292
Time deposits	379	396	353	294	305
Borrowings	132	94	108	108	41
Total interest expense	988	828	755	676	638
Net interest income	17,817	17,378	17,821	16,517	16,145
Provision for loan losses	-	350	-	250	250
Net interest income after provision for loan losses	17,817	17,028	17,821	16,267	15,895
NON-INTEREST INCOME
Service charges on deposit accounts	723	749	823	747	847
Other service charges, commissions and fees	686	759	680	593	735
Fiduciary fees	-	-	-	-	199
Net gain on sale of securities available for sale	-	133	160	26	31
Net gain on sale of portfolio loans	-	370	-	198	-
Net gain on sale of mortgage loans originated for sale	66	85	61	144	69
Income from bank owned life insurance	356	306	303	309	319
Other operating income	195	25	23	74	380
Total non-interest income	2,026	2,427	2,050	2,091	2,580
OPERATING EXPENSES
Employee compensation and benefits	8,344	7,980	8,516	8,606	8,583
Occupancy expense	1,439	1,401	1,373	1,462	1,394
Equipment expense	437	410	404	385	429
Consulting and professional services	668	609	544	338	743
FDIC assessment	280	226	286	290	294
Data processing	533	506	514	570	523
Nonrecurring project costs	1,443	-	-	-	-
Other operating expenses	1,860	1,536	1,537	1,457	1,756
Total operating expenses	15,004	12,668	13,174	13,108	13,722
Income before income tax expense	4,839	6,787	6,697	5,250	4,753
Income tax expense	1,202	1,864	1,579	1,241	687
NET INCOME	$3,637	$4,923	$5,118	$4,009	$4,066
EARNINGS PER COMMON SHARE - BASIC	$0.31	$0.42	$0.44	$0.34	$0.35
EARNINGS PER COMMON SHARE - DILUTED	$0.31	$0.42	$0.43	$0.34	$0.35

STATISTICAL SUMMARY
(unaudited, dollars in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
EARNINGS:
Earnings per common share - diluted	$0.31	$0.35	$1.49	$1.31
Net income	3,637	4,066	17,687	15,295
Net interest income	17,817	16,145	69,533	62,534
Cash dividends per common share	0.10	0.06	0.32	0.12
AVERAGE BALANCES:
Total assets	$2,080,471	$1,843,175	$1,984,580	$1,761,507
Loans and performing loans held for sale	1,589,016	1,311,671	1,475,773	1,191,691
Investment securities	310,619	366,653	337,050	391,042
Interest-earning assets	1,922,330	1,713,083	1,837,977	1,631,680
Demand deposits	799,925	705,657	742,876	659,463
Core deposits (1)	1,564,058	1,375,004	1,464,865	1,325,089
Total deposits	1,795,597	1,596,415	1,695,411	1,552,087
Borrowings	63,713	44,038	74,746	13,059
Stockholders' equity	196,947	184,738	190,785	178,549
FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.69%	0.88%	0.89%	0.87%
Return on average stockholders' equity	7.33%	8.73%	9.27%	8.57%
Average loans/average deposits	88.50%	82.16%	87.05%	76.78%
Average core deposits/average deposits	87.11%	86.13%	86.40%	85.37%
Average demand deposits/average deposits	44.55%	44.20%	43.82%	42.49%
Net interest margin (FTE)	3.84%	3.96%	3.98%	4.07%
Operating efficiency ratio (2)	71.87%	69.21%	65.64%	68.41%
Core operating efficiency ratio (3)	65.19%	69.24%	64.87%	70.37%

(1) Demand, savings, N.O.W. and money market deposits.

(2) The operating efficiency ratio is calculated by dividing operating expenses by the sum of fully taxable equivalent ("FTE") net interest income and non-interest income, excluding net gains and losses on sales of available for sale securities.

(3) The core operating efficiency ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate core operating efficiency. Since there is no authoritative requirement to calculate this ratio, our ratio is not necessarily comparable to similar efficiency measures disclosed or used by other companies in the financial services industry. The core operating efficiency ratio is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. The reconciliation of core operating expenses to U.S. GAAP total operating expenses and core non-interest income to U.S. GAAP total non-interest income and the calculation of the core operating efficiency ratio are set forth below:

Core operating expenses:
Total operating expenses	$15,004	$13,722	$53,954	$53,419
Adjust for branch consolidation credits	-	-	-	449
Adjust for systems conversion expense	(1,443)	-	(1,443)	-
Core operating expenses	13,561	13,722	52,511	53,868

Core non-interest income:
Total non-interest income	2,026	2,580	8,594	10,900
Adjust for gain on sale of branch building and parking lot	-	-	-	(746)
Core non-interest income	2,026	2,580	8,594	10,154
Adjust for tax-equivalent basis	233	191	833	813
Core FTE non-interest income	2,259	2,771	9,427	10,967

Core operating efficiency ratio:
Core operating expenses	13,561	13,722	52,511	53,868
Core FTE net interest income	18,543	17,077	71,845	65,607
Core FTE non-interest income	2,259	2,771	9,427	10,967
Adjust for net gain on sale of securities available for sale	-	(31)	(319)	(19)
Total FTE revenue	20,802	19,817	80,953	76,555
Core operating expenses/total FTE revenue	65.19%	69.24%	64.87%	70.37%

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands)

RECONCILIATION OF BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

		Three Months Ended December 31,		Years Ended December 31,
		2015	2014	2015	2014

Weighted average common shares outstanding		11,688,069	11,596,033	11,649,240	11,582,807
Weighted average unvested restricted shares		108,073	73,537	107,211	43,547
Weighted average shares for basic earnings per share		11,796,142	11,669,570	11,756,451	11,626,354
Additional diluted shares:
Stock options		83,677	57,434	77,053	55,788
Weighted average shares for diluted earnings per share		11,879,819	11,727,004	11,833,504	11,682,142

CAPITAL RATIOS:
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Suffolk Bancorp:
Tier 1 leverage ratio	9.77%	9.95%	10.10%	10.13%	10.04%
Common equity tier 1 risk-based capital ratio	11.68%	11.98%	12.01%	12.52%	N/A
Tier 1 risk-based capital ratio	11.68%	11.98%	12.01%	12.52%	12.10%
Total risk-based capital ratio	12.89%	13.21%	13.26%	13.77%	13.35%
Tangible common equity ratio (1)	8.98%	9.38%	9.43%	9.77%	9.50%
Total stockholders' equity/total assets (2)	9.10%	9.51%	9.57%	9.91%	9.64%

Suffolk County National Bank:
Tier 1 leverage ratio	9.58%	9.78%	9.95%	10.02%	9.96%
Common equity tier 1 risk-based capital ratio	11.45%	11.77%	11.83%	12.38%	N/A
Tier 1 risk-based capital ratio	11.45%	11.77%	11.83%	12.38%	12.00%
Total risk-based capital ratio	12.66%	13.01%	13.08%	13.63%	13.25%
Tangible common equity ratio (1)	8.79%	9.22%	9.29%	9.66%	9.40%
Total stockholders' equity/total assets (2)	8.91%	9.34%	9.42%	9.80%	9.55%

(1) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry.
Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. With respect to the calculation of the actual unaudited TCE ratios at
December 31, 2015, reconciliations of tangible common equity to U.S. GAAP total common stockholders’ equity and tangible assets to U.S. GAAP total assets are set forth below:

Suffolk Bancorp:
Total stockholders' equity	$197,258		Total assets	$2,168,592	9.10%
Less: intangible assets	(2,864)		Less: intangible assets	(2,864)
Tangible common equity	$194,394		Tangible assets	$2,165,728	8.98%

Suffolk County National Bank:
Total stockholders' equity	$193,252		Total assets	$2,168,217	8.91%
Less: intangible assets	(2,864)		Less: intangible assets	(2,864)
Tangible common equity	$190,388		Tangible assets	$2,165,353	8.79%

(2) The ratio of total stockholders' equity to total assets is the most comparable U.S. GAAP measure to the non-GAAP tangible common equity ratio presented herein.

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands, except per share data)

	Periods Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014

LOAN DISTRIBUTION (1):
Commercial and industrial	$189,769	$181,116	$196,881	$178,812	$177,813
Commercial real estate	696,787	648,132	598,866	579,873	560,524
Multifamily	426,549	392,921	361,309	322,229	309,666
Mixed use commercial	78,787	64,381	50,372	35,333	34,806
Real estate construction	37,233	32,896	31,628	24,608	26,206
Residential mortgages	186,313	186,545	182,828	184,977	187,828
Home equity	44,951	46,990	48,298	49,440	50,982
Consumer	6,058	6,539	6,444	6,888	7,602
Total loans	$1,666,447	$1,559,520	$1,476,626	$1,382,160	$1,355,427
Sequential quarter growth rate	6.86%	5.61%	6.83%	1.97%	7.40%
Period-end loans/deposits ratio	93.59%	86.84%	85.93%	86.84%	87.11%

FUNDING DISTRIBUTION:
Demand	$787,944	$801,212	$766,444	$682,593	$683,634
N.O.W.	130,968	123,553	130,583	131,934	121,046
Savings	326,469	326,711	310,055	312,101	298,653
Money market	310,599	308,816	268,812	241,856	233,968
Total core deposits	1,555,980	1,560,292	1,475,894	1,368,484	1,337,301
Time	224,643	235,539	242,500	223,188	218,759
Total deposits	1,780,623	1,795,831	1,718,394	1,591,672	1,556,060
Borrowings	165,000	50,000	65,000	90,000	130,000
Total funding sources	$1,945,623	$1,845,831	$1,783,394	$1,681,672	$1,686,060
Sequential quarter growth rate - total deposits	(0.85%)	4.51%	7.96%	2.29%	(1.56%)
Period-end core deposits/total deposits ratio	87.38%	86.88%	85.89%	85.98%	85.94%
Period-end demand deposits/total deposits ratio	44.25%	44.62%	44.60%	42.89%	43.93%
Cost of funds for the quarter	0.21%	0.18%	0.18%	0.16%	0.15%

EQUITY:
Common shares outstanding	11,800,554	11,790,512	11,779,470	11,725,652	11,670,770
Stockholders' equity	$197,258	$196,540	$191,151	$187,560	$182,733
Book value per common share	16.72	16.67	16.23	16.00	15.66
Tangible common equity	194,394	193,625	188,159	184,517	179,742
Tangible book value per common share	16.47	16.42	15.97	15.74	15.40

(1) Excluding loans held for sale.

ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Non-performing assets (1):
Non-accrual loans:
Commercial and industrial	$1,954	$3,662	$1,785	$3,035	$4,060
Commercial real estate	1,733	1,746	1,759	6,647	6,556
Residential mortgages	1,358	1,424	1,465	2,074	2,020
Home equity	406	548	355	414	303
Consumer	77	121	165	122	42
Total non-accrual loans	5,528	7,501	5,529	12,292	12,981
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	5,528	7,501	5,529	12,292	12,981
Non-accrual loans held for sale	-	-	-	-	-
OREO	-	-	-	-	-
Total non-performing assets	$5,528	$7,501	$5,529	$12,292	$12,981
Total non-accrual loans/total loans (2)	0.33%	0.48%	0.37%	0.89%	0.96%
Total non-performing loans/total loans (2)	0.33%	0.48%	0.37%	0.89%	0.96%
Total non-performing assets/total assets	0.25%	0.36%	0.28%	0.65%	0.68%

Troubled debt restructurings ("TDRs") (2):
Total TDRs	$11,563	$12,560	$12,932	$18,741	$19,673
Performing TDRs	9,239	10,172	10,091	9,418	9,380

Activity in the allowance for loan losses:
Balance at beginning of period	$20,315	$20,051	$19,325	$19,200	$18,800
Less: charge-offs	3	253	9	493	22
Recoveries	373	167	735	368	172
Provision for loan losses	-	350	-	250	250
Balance at end of period	$20,685	$20,315	$20,051	$19,325	$19,200
Allowance for loan losses/non-accrual loans (1) (2)	374%	271%	363%	157%	148%
Allowance for loan losses/non-performing loans (1) (2)	374%	271%	363%	157%	148%
Allowance for loan losses/total loans (1) (2)	1.24%	1.30%	1.36%	1.40%	1.42%

Net (recoveries) charge-offs:
Commercial and industrial	$(350)	$114	$(693)	$149	$(133)
Commercial real estate	(11)	(10)	(11)	(7)	(11)
Residential mortgages	(1)	(4)	(16)	(11)	(4)
Home equity	(5)	(10)	(5)	(2)	(2)
Consumer	(3)	(4)	(1)	(4)	-
Total net (recoveries) charge-offs	$(370)	$86	$(726)	$125	$(150)
Net (recoveries) charge-offs (annualized)/average loans	(0.09%)	0.02%	(0.21%)	0.04%	(0.05%)

Delinquencies and non-accrual loans
as a % of total loans (1):
Loans 30 - 59 days past due	0.05%	0.05%	0.11%	0.05%	0.07%
Loans 60 - 89 days past due	0.01%	0.01%	0.20%	0.03%	0.03%
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total accruing past due loans	0.06%	0.06%	0.31%	0.08%	0.10%
Non-accrual loans	0.33%	0.48%	0.37%	0.89%	0.96%
Total delinquent and non-accrual loans	0.39%	0.54%	0.68%	0.97%	1.06%

(1) At period end.
(2) Excluding loans held for sale.

NET INTEREST INCOME ANALYSIS
For the Three Months Ended December 31, 2015 and 2014
(unaudited, dollars in thousands)

	2015			2014
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$310,619	$2,832	3.62%	$366,653	$3,432	3.71%
Federal Reserve and Federal Home Loan Bank stock
and other investments	6,197	59	3.78	4,732	37	3.10
Federal funds sold and interest-bearing
deposits due from banks	16,498	12	0.29	30,027	27	0.36
Loans and performing loans held for sale (2)	1,589,016	16,703	4.17	1,311,671	14,228	4.30
Total interest-earning assets	1,922,330	$19,606	4.05%	1,713,083	$17,724	4.11%
Non-interest-earning assets	158,141			130,092
Total assets	$2,080,471			$1,843,175

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$764,133	$477	0.25%	$669,347	$292	0.17%
Time deposits	231,539	379	0.65	221,411	305	0.55
Total savings and time deposits	995,672	856	0.34	890,758	597	0.27
Borrowings	63,713	132	0.82	44,038	41	0.37
Total interest-bearing liabilities	1,059,385	988	0.37	934,796	638	0.27
Demand deposits	799,925			705,657
Other liabilities	24,214			17,984
Total liabilities	1,883,524			1,658,437
Stockholders' equity	196,947			184,738
Total liabilities and stockholders' equity	$2,080,471			$1,843,175
Total cost of funds			0.21%			0.15%
Net interest rate spread			3.68%			3.84%
Net interest income/margin		18,618	3.84%		17,086	3.96%
Less tax-equivalent basis adjustment		(801)			(941)
Net interest income		$17,817			$16,145

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $650 and $807 in 2015 and 2014, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $151 and $134 in 2015 and 2014, respectively.

NET INTEREST INCOME ANALYSIS
For the Years Ended December 31, 2015 and 2014
(unaudited, dollars in thousands)

	2015			2014
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$337,050	$12,502	3.71%	$391,042	$14,569	3.73%
Federal Reserve and Federal Home Loan Bank stock
and other investments	6,505	280	4.30	3,511	152	4.33
Federal funds sold, securities purchased under agreements to
resell and interest-bearing deposits due from banks	18,649	62	0.33	45,436	150	0.33
Loans and performing loans held for sale (2)	1,475,773	63,496	4.30	1,191,691	54,053	4.54
Total interest-earning assets	1,837,977	$76,340	4.15%	1,631,680	$68,924	4.23%
Non-interest-earning assets	146,603			129,827
Total assets	$1,984,580			$1,761,507

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$721,989	$1,383	0.19%	$665,626	$1,162	0.17%
Time deposits	230,546	1,422	0.62	226,998	1,309	0.58
Total savings and time deposits	952,535	2,805	0.29	892,624	2,471	0.28
Borrowings	74,746	442	0.59	13,059	48	0.37
Total interest-bearing liabilities	1,027,281	3,247	0.32	905,683	2,519	0.28
Demand deposits	742,876			659,463
Other liabilities	23,638			17,812
Total liabilities	1,793,795			1,582,958
Stockholders' equity	190,785			178,549
Total liabilities and stockholders' equity	$1,984,580			$1,761,507
Total cost of funds			0.18%			0.16%
Net interest rate spread			3.83%			3.95%
Net interest income/margin		73,093	3.98%		66,405	4.07%
Less tax-equivalent basis adjustment		(3,560)			(3,871)
Net interest income		$69,533			$62,534

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $2,978 and $3,388 in 2015 and 2014, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $582 and $483 in 2015 and 2014, respectively.

CONTACT:
Investor and Press:
Suffolk Bancorp
Brian K. Finneran
Executive Vice President & Chief Financial Officer
631-208-2400